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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 18th day of September, 2000 by and among EXPRESS-MED, INC., an Ohio corporation or a designated wholly-owned subsidiary ("Buyer") and MK DIABETIC SUPPORT SERVICES, INC., RESPIFLOW, INC. and TRANSWORLD OSTOMY INC., (collectively referred to herein as "TSPD" or "Sellers").

                                    RECITALS

         Sellers and Buyer are separate and independent companies with no cross-ownership or common management.

         Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, certain business assets of TSPD, including customer lists, physical assets, inventory and certain intangible assets owned by Sellers and used in its business of supplying respiratory, diabetic and ostomy products (the "Business"), subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter contained, the parties hereto agree as follows:

                                    AGREEMENT

         Section 1. Sale and Purchase of Assets. On the terms and subject to the conditions herein expressed, Sellers agree to sell, transfer, assign and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from Sellers, on and as of the Closing Date (as defined herein ), all of Sellers' right, title and interest as of the Closing Date in and to all of the following assets used in the Business:

                  (a) a list of all of Sellers' current and former patient/customer accounts and contact information, including phone numbers, with respect to Sellers' Business patients (the recipients of products and services), customers (such as third party payors, but excluding federal health care payors), providers (such as physicians) and referral sources (including providers and suppliers) (collectively, the "Customer List"), all as identified on Schedule 1(a) which shall be completed as of September 29, 2000, approved by the parties on October 2, 2000 and attached hereto at the Closing;

                  (b) the right to service and supply Business products to the customers of Sellers (the "Patient Accounts"). While Buyer through this Agreement is given the opportunity to service and supply products to customers and patients of Sellers, such opportunity is at all times subject to the consent of the patients and customers and may be terminated by any of them at any time and Sellers are in no way making any guarantees or representations regarding Buyer's ability to continue the Business and/or to service the customers and patients of Sellers;

                  (c) certain re-saleable items of Sellers' Business inventory, which shall be specifically limited to respiratory products, diabetic products, ostomy products and oral


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pharmaceuticals which are in re-saleable condition and have not expired, all as identified on Schedule 1(c) which shall be completed as of September 29, 2000, approved by the parties on October 2, 2000 and attached hereto at the Closing (the "Inventory");

                  (d) certain fixed assets, including, but not limited to, software, computer equipment, office equipment, pharmacy equipment, furniture and fixtures and such other fixed assets specifically identified on Schedule 1(d) which shall be completed as of September 29, 2000, approved by the parties on October 2, 2000 and attached hereto at the Closing (the "Fixed Assets"); and

                  (e) to the extent transferable, the intangible assets relating to Sellers' Business, including but not limited to the following intangible assets: sales contracts, referral sources, relationships, and arrangements with customers (except for federal health care payors), suppliers, and providers, together with all rights, interests and claims of Seller thereunder, and for a period not to exceed 6 months from Closing, the right to share Seller's telephone, fax and other contact numbers and information (the "Intangibles").

For the purposes of this Agreement, the Customer List, Patient Accounts, Inventory, Fixed Assets and Intangibles are collectively referred to as the " Purchased Assets."

         Section 2. Retained Assets. The Purchased Assets shall not include any right, title or interest of Seller in, to or under any assets not described in
Section 1, including, without limitation, the following: cash, accounts receivable, prepaid expenses, tax returns, advances owed to Seller, fixed assets not included in Section 1, insurance policies, licenses, permits, corporate minutes, seals and capital stock books of account of Seller, recoupments from the federal government, amounts awarded to one or more Sellers as a result of litigation, arbitration or other award or settlement or similar payment plan, and payments which may be made pursuant to pending litigation but which have not yet been reduced to awards (the "Retained Assets"). In addition, Buyer is not purchasing Sellers' Part B supplier number and Buyer will not use the Sellers' Part B supplier number for any services provided by Buyer after the Closing.

         Section 3. No Assumption of Liabilities.

                  (a) General. Buyer shall not purchase the Purchased Assets subject to, and Buyer shall not in any manner assume or be liable or responsible for, any debt, liability, taxes, or obligation of Seller of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise, including but not limited to, any employment law liabilities, employee salary, severance, benefit or similar liabilities, any Medicare recoupment charges or offsets, any federal, state or local taxes or similar charges (including any penalties and interest), any liability for personal and bodily injury, property damage or product warranty, express or implied, arising with respect to products sold by Seller or with respect to Seller's operation of the Business or ownership of the Purchased Assets prior to the Closing; and any liabilities or obligations under any real property or equipment lease, contract or commitment not expressly assumed by Buyer


                                       2

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hereunder (collectively, referred to as "Obligations"), and all Obligations of
Sellers shall remain the sole responsibility of Sellers.

                  (b) Post-Closing Items. In addition to the items set forth above, the parties agree that Buyer shall not incur any liability as a result of any actions, or failures to act, by any Seller employee that continues to provide services following the Closing consistent with Section 12 herein; provided, however, that Buyer will be responsible for any such liability if said liability was the result of any Sellers' employee acting pursuant to the order, direction, mandate and/or guidance of Buyer. Other than as set forth in this
Section 3(b), after the Closing, any and all costs, expenses, liabilities and/or obligations of any nature arising out of or in connection with the Purchased Assets shall be the sole obligation and responsibility of the Buyer.

         Section 4. Purchase Price. The purchase price for the Purchased Assets shall be equal to the sum of (i) Two Million Dollars ($2,000,000) and (ii) an amount equal to the value of Sellers' re-saleable Inventory on hand as of the close of business on September 29, 2000 (the "Purchase Price"). For purposes of the Inventory valuation, the parties agree that it shall be measured by Sellers' cost of such Inventory remaining as of the close of business on September 29, 2000 and as listed on Schedule 1(c) on the date of Closing. The Purchase Price was the result of arm's length negotiations between Buyer and Sellers, who are unrelated parties.

         Section 5. Payment of Purchase Price. The Purchase Price shall be payable as follows: provided this Agreement is executed by Friday September 15, 2000, Two Million Dollars ($2,000,000) in cash shall be placed by Buyer on September 18, 2000 into an escrow account (the "Escrow Funds") mutually acceptable to the parties and governed by an Escrow Agreement, which shall be negotiated in good-faith by the Buyer and Sellers, entered into prior to the deposit of the Escrow Funds and attached hereto at Closing. If this Agreement is not executed by September 15, 2000, the Escrow Funds shall be deposited by Buyer the next Business Day following the execution of this Agreement. At Closing, said Escrow Funds shall be disbursed to Sellers and an additional cash payment shall be made to Sellers to reflect the value of the Inventory as set forth on
Schedule 1(c). The Purchase Price shall be paid to Sellers in cash via wire transfer and shall be allocated among the Sellers in accordance with directions provided by Sellers.

                  Buyer agrees that until such time as the Escrow Funds are deposited in accordance herewith, it shall not make any disclosures or communications to any person or entity not a party to this Agreement or take any further actions in connections with this Agreement (other than as expressly permitted herein), particularly with respect to the Customer List.

         Section 6. Allocation of Purchase Price. The Purchase Price shall be allocated to the Purchased Assets in accordance with the allocation set forth on
Schedule 6 to be attached hereto. The allocation shall be binding upon both Buyer and Seller for purposes of reporting the sale of the Purchased Assets to the appropriate taxing authorities and Buyer and Seller shall cooperate in timely preparing and filing IRS Form 8594 on a basis consistent with Schedule 6. The parties hereby agree that neither will take a position before any governmental or regulatory body


                                       3

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charged with the collection of any tax, or in any judicial proceeding, that is in any way inconsistent with Schedule 6.

         Section 7. Access to Sellers' Records/Patient Files. Upon the execution of this Agreement and the deposit of the Escrow Funds and subject to applicable federal and state laws and regulations regarding confidentiality of patient information, Sellers shall provide Buyer full access to their patient files and contact information to allow Buyer to send any notifications and related paperwork that it deems necessary to the process of transferring Sellers' patients to Buyer. Sellers shall also provide Buyer access to their physical facilities for the purpose of assessing personnel issues relating to the post-closing customer service, billing and facility clean-up functions. The access provided hereunder shall extend for a period not to exceed 6 months following Closing, unless otherwise agreed to between the parties. Buyer agrees during this time period that no shipments of Business products will be made by Buyer to the Sellers' patients until after the Closing. Buyer agrees to maintain the confidentiality of patient records and patient identifying information pursuant to all applicable federal and state laws.

                  Buyer shall have the right to use Sellers' corporate names and any tradenames/trademarks identified on Schedule 7 for up to one year solely for purposes of customer and patient transition. The substance and form of any notifications and related paperwork, including use of Sellers' corporate names and permitted tradenames/trademarks, provided to any patients, customers, suppliers, vendors and other parties shall be subject to prior approval by Sellers, provided such approval may not be unreasonably withheld. Sellers agree, effective from the date of Closing, that they shall not use the corporate names of Sellers and/or the tradenames/trademarks set forth on Schedule 7 in any manner relating to the providing of Business products and services to patients and customers.

                  Furthermore, Sellers shall have, upon prior written notice to Buyer, reasonable access to the Purchased Assets and records, to the extent relating to periods prior to Closing, in the event Sellers are subject to litigation, investigation, or audit and Buyer agrees to maintain such records for a period of not less than 10 years following Closing.

                  Sellers will cooperate with Buyer in giving any notices to third parties, and the Sellers will use reasonable best efforts to obtain any third party consents that may be necessary as required in connection with this Agreement and the assignment and transfer of the Purchased Assets hereunder. Each of the parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the consummation of the transactions contemplated by this Agreement.

         Section 8. Receivables Management Agreement. As a condition to this transaction, the parties shall, prior to Closing, enter into a separate Receivables Management Agreement, a form of which shall be attached hereto as
Exhibit 8 and which is incorporated herein by reference, whereby Buyer shall assume, in exchange for a fee, the management of Sellers' Business accounts receivables for purposes of collection.


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         Section 9. The Closing. The transaction contemplated by this Agreement shall be closed (the "Closing") at the offices of Sellers, 555 Madison Ave., 30th Floor, New York, New York 10022 on October 3, 2000 (the "Closing Date"), or such other date or place as the parties may mutually agree.

         Section 10. Buyer's Obligations at the Closing. At the Closing, Buyer shall deliver to Sellers the following:

                 (a) the payment of the Purchase Price as provided in Section 5;

                 (b) a certificate of its Secretary setting forth the action taken by the Board of Directors to approve and authorize this Agreement and the transaction contemplated hereby;

                 (c) a duly executed Receivables Management Agreement and Escrow Agreement; and

                 (d) a certificate signed by an authorized officer of Buyer stating that the representations and warranties of Buyer set forth in Section 15 hereof are true and correct in all material respects as of the Closing Date, and that all of Buyer's obligations as set forth herein, to the extent such obligations pertain to items prior to Closing, have been fulfilled.

         Section 11. Sellers Obligations at the Closing. At the Closing, Sellers shall deliver to Buyer the following:

                 (a) good and sufficient conveyance documents in form satisfactory to Buyer, vesting title to the Purchased Assets in Buyer, free and clear of all liens, charges, encumbrances, conditions, easements, reservations and restrictions whatsoever, and possession of the Purchased Assets;

                 (b) a certificate of the Secretary of each of the Sellers, setting forth the action taken by the Board of Directors and Shareholder of each Seller to approve and authorize this Agreement and the transactions contemplated hereby;

                 (c) a certificate signed by an authorized officer of each Seller stating that the representations and warranties of Sellers set forth in
Section 14 hereof are true and correct in all material respects as of the Closing Date, and that all of Sellers' obligations as set forth herein have been fulfilled, to the extent that such obligations pertain to items prior to Closing;

                 (d) a duly executed Receivables Management Agreement and Escrow Agreement; and

                 (e) Schedules 1(a), 1(c) and 1(d).

         Section 12. Personnel Issues. Upon execution of this Agreement and prior to Closing, Buyer and Sellers shall identify those employees of Seller that will be utilized for post-Closing


                                       5

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transition matters as set forth below for billing, customer service and miscellaneous functions such as assisting the billing and customer service or facility clean up. The parties shall create five categories for Sellers' employees: (i) transition customer service; (ii) transition billing and collection; (iii) terminated immediately upon Closing; (iv) given notice of termination 15 days prior to Closing but provided severance or continued employment following Closing due to prior agreements or employment regulations; and (v) any such other employees of Seller as Seller in its discretion desires to retain to provide administration and other functions for the Seller for a time to be determined by Seller at its discretion. Buyer agrees that it will not employ or offer to employ any of Sellers' employees or management personnel following the Closing.

         Following the Closing and consistent with the remaining provisions of this Section 12 and the Receivables Management Agreement, Buyer will manage the duties of the employees in categories (i) and (ii) and a limited number of personnel from category (iv) who will perform miscellaneous functions where Buyer deems these individuals to be useful. All salary and benefits of each of the persons in the above categories will remain the sole responsibility of Seller, except as set forth below with respect to the customer service employees. It is agreed that Seller will not be required to replace any such employee who resigns, quits or voluntarily terminates his or her employment with Seller.

         With respect to the category (i) customer service personnel, Seller shall be responsible for any payroll/benefit costs for these employees for the first 60 days following Closing. Thereafter, Buyer agrees to reimburse Seller, at Seller's direct cost (payroll and benefits only, not to include any allocation of overhead, administrative costs, equipment, telephone etc.) for the cost of said personnel for up to an additional 30 days. Additional customer service incentives may be provided to Sellers to be paid to said personnel at Buyer's sole discretion and expense.

         With respect to the category (ii) billing and collection personnel, Seller agrees to employ, as its sole expense, said individuals for up to 6 months following Closing to assist Buyer in providing billing, basic accounting, collection, I/S support and ancillary administrative assistance, all as may be reasonably requested by Buyer in order to fulfill its obligations under the Receivables Management Agreement. Said personnel will be eligible for bonus money and various contests, subject in form and substance to approval by Seller, which shall be funded by the employee incentive portion of the Receivables Management Agreement. Notwithstanding anything herein to the contrary, following the Closing, Sellers shall have the right to terminate said employees and the Receivables Management Agreement upon 30 days prior written notice to Buyer.

         With respect to the category (iv) terminated personnel who are provided continued employment during their notice period, Sellers agree to employ, at their sole expense, said individuals for up to their notice periods as defined by their severance agreements or employment regulations or such additional time as Buyer requests, not to exceed 60 days from Closing. At Closing, Buyer will schedule (as to function and number) and thereafter direct such employees to assist in billing, customer service, clean up of the facility, packing and shipping of the final inventory or whatever function Buyer reasonably deems useful for the swift completion


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of the activities contemplated under this agreement. Said personnel will be allowed to resign prior to the end of their notice period if they so chose.

         With respect to the category (v) administrative personnel, Seller agrees to employ, at its sole discretion and expense, administrative personnel necessary to process payroll, payables and perform other functions through the transition period and the final shut down of Sellers' facilities.

         Buyer shall not offer employment to any of Sellers' employees following the Closing and Buyer's payment to Seller of an amount equal to the salaries of those certain category (i) customer service representatives during the post-closing transition period as set forth above shall not be considered the employment of, or an offer of employment to, such persons, nor shall it be deemed to create any obligation or a contract of continuing employment.

                  Sellers shall have satisfied all of their current or accrued (or accruable) obligations with respect to its employees, including, without limitation, obligations relating to payroll, commissions, bonuses, payroll taxes, benefit plans, vacation and sick pay and any other fringe benefits with respect to work performed through the Closing Date and agrees to be solely responsible for such items during the transition period as outlined above. Buyer shall have no responsibility with respect to such obligations.

         Section 13. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the deposit of the Escrow Funds pursuant to
Section 5 and the Closing:

         (a) General. Each of the parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

         (b) Preservation of the Business. Sellers will, to the best of their efforts, keep the Business and Purchased Assets substantially intact, including their present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, patients, customers, and employees. Sellers will limit inventory purchases to those necessary for the Business to function through Closing.

         (c) Full Access. Sellers will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Sellers, to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to the Purchased Assets and the Business.

         (d) Notice of Developments. Each party will give prompt written notice to the other party of any material adverse development causing a breach of any of its own representations and warranties contained in this Agreement. No disclosure by any party pursuant to this subsection 13(d), however, shall be deemed to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.


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         (e) Exclusivity. Upon the execution of this Agreement and the deposit of the Escrow Funds, Sellers shall not directly or indirectly, solicit or in any manner encourage any proposal of any other person relating to the acquisition of Sellers, their stock, assets or business, in whole or in part, whether through direct purchase, merger, consolidation or other business combination, other than sales of inventory in the ordinary course.

         (f) Confidentiality. Unless and until the transactions contemplated by this Agreement are consummated, Buyer will keep in confidence all proprietary and financial information of Sellers including information concerning its customers, suppliers, methods, and know-how, and will not, except to the extent required by law or to the extent any such information is otherwise publicly available or received from a third party not affiliated with Sellers, without the prior written consent of Sellers, reveal any such financial or proprietary information to any third party other than affiliates or representatives of Buyer and potential lenders and other providers of funds each of whom shall agree to be bound by the same restrictions with respect to confidentiality imposed on Buyer hereunder. In the event that the transactions contemplated by this Agreement are not consummated, Buyer shall return to Sellers at Sellers' request, all documents supplied to Buyer by Sellers in connection with the transactions herein, including any copies, worksheets or confidential information.

         Section 14. Representations and Warranties of Sellers. Each of Sellers, jointly and severally, warrant and represent to and covenant with Buyer and its successors and assigns as follows:

                  14.1 Organization of Sellers. Sellers are each corporations duly organized, validly existing and in good standing under the laws of the state set opposite their names below, and each have all requisite corporate power and authority to (i) own, lease and operate the assets and properties of each respective entity and (ii) carry on the Business as now presently conducted. Sellers do not have any predecessors, subsidiaries, or affiliated companies. Sellers have no fictitious, assumed or other names of any type that are registered or used by any of the Sellers or under which any of Sellers have done business at any time since their respective dates of formation. There have been no name changes, recapitalization, mergers, reorganizations or similar events since the Sellers' respective dates of formation. Transworld Healthcare, Inc. owns 100% of the outstanding stock of the subsidiary entities free and clear of all liens, encumbrances, or claims of any third party.


                     NAME                              STATE OF INCORPORATION
                     ----                              ----------------------

        MK Diabetic Support Services, Inc.                  Florida
        Respiflow, Inc.                                     Florida
        Transworld Ostomy, Inc                              Florida


                  14.2 Validity and Execution. Subject to Sellers' Boards of Directors approval of this Agreement, which approval shall be obtained prior to Closing, Sellers have the full legal right, capacity and power and all requisite authority and approval required to enter into, execute and deliver this Agreement and to perform fully their obligations hereunder and this


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Agreement has been duly executed and delivered by Sellers and constitutes the valid and binding obligation of Sellers enforceable against them in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby may be subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity.

                  14.3. No Conflict. There is no consent, approval, authorization or other order of, filing with, registration with, or certification by, any party required in connection with any of the actions of Sellers contemplated by this Agreement. Further, the execution and delivery of this Agreement and the performance thereunder by Sellers will not conflict with or result in a material violation of, or material breach of, or constitute a material default or potential material default under, any law or administrative regulation or any of the terms, conditions or provisions of any judgment, decree, loan agreement, bond, note, resolution, indenture, mortgage, deed of trust or other agreement or instrument to which any of Sellers is a party or by which any of Sellers is bound.

                  14.4. Compliance with Law. Sellers have not operated the Business in any manner that would have a material adverse effect on the Purchased Assets. Except as would not have a material adverse effect on the Purchased Assets, Sellers have obtained and hold all licenses, permits, approvals, waivers, orders, authorizations, rights or privileges of any nature, granted, issued, approved or allowed by any foreign, federal, state or local governmental body, administrative agency or regulatory authority required for the lawful operation of the Business as and where such business is presently conducted.

                  14.5. No Investigation or Litigation. There is no action, suit, inquiry, investigation or other proceeding at law or in equity pending or, to the knowledge of Sellers, threatened against or affecting Sellers or the Business, in or before any court, governmental agency, authority, body or arbitrator which would have a material adverse effect on the Purchased Assets.

                  14.6. Financial Statements. Sellers' consolidated financial statements, books, and records pertaining to the Business and provided to Buyer in connection with this transaction are complete and have been, to the best of Sellers' knowledge, properly prepared and maintained and fairly and accurately reflect all assets and liabilities of the Business and all transactions to which Sellers are or were a party or by which Sellers, the Business or any of Sellers' assets are or were affected and which relate or pertain to the Business for the periods and as of the dates indicated on such financial statements.

                  14.7. Assets. As to the Purchased Assets only, Sellers are not in default thereunder nor would be in default thereunder with the passage of time, the giving of notice or both, under any active patient file/account or other provider contract, and, to the best knowledge and belief of Sellers, none of the other parties to any such contract is in default thereunder or would be in default thereunder with the passage of time, the giving of notice or both. Sellers have, and pursuant to this Agreement will convey, sell, transfer and assign to Buyer, good and marketable title to the Purchased Assets, free and clear of liens, encumbrances, encroachments,


                                       9

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defects of title, easements, licenses, covenants, leases, claims of third parties, security interests, mortgages, deeds of trust, pledges, agreements and rights of others. The Purchased Assets are being purchased "as is/where is" and Sellers do not provide any guarantees or warranties in connection with the Purchased Assets except as otherwise provided in this Agreement.

                  14.8. Customers. To the best of its knowledge, Sellers have provided Buyer with a complete and accurate list of all former and active patients and customers of the Business as set forth on Schedule 1(a).

                  14.9. No Broker. Except for Ultimate Resource, Inc., none of Sellers nor any of their officers, shareholders, or employees have employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees in connection with this Agreement or the transactions contemplated herein. Any fee payable to Ultimate Resource, Inc. shall be the sole obligation of Sellers.

                  14.10. Full Disclosure. To the best of its knowledge, no representation or warranty made by Sellers in this Agreement or pursuant hereto
(a) contains any untrue statement of any material fact; or (b) omits to state any material fact that is necessary to make the statements made, in the context in which made, not false or misleading in any material respect. There is no material fact known to Sellers that it has not, to the best of its knowledge, disclosed to Buyer in this Agreement or otherwise in writing that had or has, or so far as Sellers can reasonably foresee will have, a material adverse effect on the Purchased Assets or the ability of Sellers to perform their obligations under this Agreement.

                  14.11. Representation and Warranties. All of the representations and warranties of Sellers contained herein shall, notwithstanding any investigation at any time made by or on behalf of Buyer, survive the Closing Date and remain in full force and effect for a period of one
(1) year.

         Section 15. Representations and Warranties of Buyer. Buyer warrants and represents to and covenants with Sellers and their successors and assigns as follows:

                  15.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority to deliver and to perform this Agreement and consummate the transactions contemplated hereby. Buyer has no fictitious, assumed or other names of any type that are registered or used by Buyer or under which Buyer has done business at any time since its formation. Alan T. Rudy owns 100% of the outstanding stock of Buyer free and clear of all liens, encumbrances, or claims of any third party.

                  15.2 Validity and Execution. Buyer has the full legal right, capacity and power and all requisite authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer enforceable against it in accordance with its terms, subject to the qualifications that enforcement


                                       10

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of the rights and remedies created hereby may be subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity.

                  15.3. No Conflict. There is no consent, approval, authorization or other order of, filing with, registration with, or certification by, any party required in connection with any of the actions of Buyer contemplated by this Agreement. Further, the execution and delivery of this Agreement and the performance thereunder by Buyer will not conflict with or result in a material violation of, or material breach of, or constitute a material default or potential material default under, any law or administrative regulation or any of the terms, conditions or provisions of any judgment, decree, loan agreement, bond, note, resolution, indenture, mortgage, deed of trust or other agreement or instrument to which Buyer is a party or by which Buyer is bound.

                  15.4. No Investigation or Litigation. There is no action, suit, inquiry, investigation or other proceeding at law or in equity pending or, to the knowledge of Buyer, threatened against or affecting Buyer, in or before any court, governmental agency, authority, body or arbitrator which would have a material adverse effect on its ability or authority to enter into this Agreement.

                  15.5. No Broker. Neither Buyer nor any of its officers, shareholders, or employees have employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees in connection with this Agreement or the transactions contemplated herein.

                  15.6. Full Disclosure. To the best of its knowledge, no representation or warranty made by Buyer in this Agreement or pursuant hereto
(a) contains any untrue statement of any material fact; or (b) omits to state any material fact that is necessary to make the statements made, in the context in which made, not false or misleading in any material respect. There is no material fact known to Buyer that it has not, to the best of its knowledge, disclosed to Sellers in this Agreement or otherwise in writing that had or has, or so far as Buyer can reasonably foresee will have, a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

                  15.7. Representation and Warranties. All of the representations and warranties of Buyer contained herein shall, notwithstanding any investigation at any time made by or on behalf of Seller, survive the Closing Date and remain in full force and effect for a period of one (1) year.

         Section 16. Transition and Cooperation. For a period of six months from the Closing Date, (a) Sellers shall fully cooperate to transfer to Buyer the control and enjoyment of the Purchased Assets; (b) neither Sellers nor Buyer shall take any action, directly or indirectly, alone or together with others, which obstructs or impairs the smooth assumption by Buyer of the Purchased Assets and Sellers shall cooperate with Buyer in good faith during the transition period; (c) to the best of its efforts, Sellers shall promptly deliver to Buyer all correspondence, papers, documents and other items and materials received by Seller or found to be in the


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


possession of Seller which pertain to the Purchased Assets; (d) to the best of their efforts, Buyer and Sellers shall cooperate with each other to obtain any necessary consents from any other party to accomplish the purposes of this Agreement; and (e) Sellers shall permit Buyer and its authorized representatives to have reasonable access to Sellers' books and records, financial statements, accounting information, workpapers, notes and related materials, prepared, reviewed or compiled with respect to the Purchased Assets.

         Section 17.  Noncompetition.

                  (a) In consideration for the purchase by Buyer hereunder during the period beginning on the Closing Date and ending on the eighteen (18) month anniversary thereof, Sellers agree:

                           (i) Not to engage or participate, directly or indirectly in the operation, management or ownership of any business, firm, corporation, association, or other entity engaged in the diabetic, respiratory medication or ostomy medical supply business within the United States; and

                           (ii) Not to knowingly communicate with or solicit, directly or indirectly, any employee, salesman, agent or representative of Buyer, in any manner which seeks to end or interfere with the relationship of such person with Buyer.

                  (b) Notwithstanding the above, the parties agree that Sellers' continued operation of PromptCare Incorporated and its expansion into new geographic areas or by merger, acquisition or otherwise shall not be considered a violation of these noncompete provisions set forth herein; provided, however, that PromptCare Incorporated may not access, retain, use or otherwise refer to in any manner the Customer List.

         Section 18.  Indemnification.

                  18.1 Sellers' Indemnification of Buyer. Sellers, jointly and severally, agree to defend, indemnify and hold Buyer and its affiliates harmless from any and all liability, assessment, cost, expense and damage, including reasonable fees for consultants and attorneys, arising out of or resulting from any and all claims (whether or not groundless) and liabilities, of whatsoever nature, asserted against Buyer or its affiliates arising out of or resulting from any of the following:

                  (a) any breach of a warranty or representation made by Sellers in this Agreement or the non-performance of any covenant or obligation to be performed by Sellers pursuant to this Agreement; and

                  (b) any Obligation of any of Sellers, including, without limitation, any Obligation of Sellers relating to the Purchased Assets and accruing, arising or relating to an event occurring prior to the Closing Date, or any liability of Seller relating to Section 3(b) of this Agreement.


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


         18.2 Buyer's Indemnification of Sellers. Buyer agrees to defend, indemnify and hold Sellers and their affiliates harmless from any and all liability, assessment, cost, expense and damage, including reasonable fees for consultants and attorneys, arising out of or resulting from any and all claims (whether or not groundless) and liabilities, of whatsoever nature, asserted against Sellers or their affiliates arising out of or resulting from any of the following:

                  (a) any breach of a warranty or representation made by Buyer in this Agreement or the non-performance of any covenant or obligation to be performed by Buyer pursuant to this Agreement; and

                  (b) any obligation of Buyer, including, without limitation, any obligation of Buyer relating to the Purchased Assets and accruing, arising or relating to an event occurring after to the Closing Date, or any liability of Buyer relating to Section 3(b) of this Agreement.

                  18.3 Limitation on Liability. Neither Seller nor Buyer shall have any liability (for indemnification or otherwise) with respect to the matters described in this Section 18 until the total of said liability with respect to such matters exceeds $25,000 and then only for amounts in excess of $25,000. In no event shall Sellers' or Buyer's cumulative liability with respect to the matters described in this Section 18 exceed the aggregate amount of the Purchase Price, unless the liability results from a fraudulent breach of this Agreement by the breaching party.

         The obligations set forth in this Section 18 shall survive the Closing for a period of one (1) year.

         Section 19. Expenses. Each party shall be obligated to pay its own legal, accounting and other fees and expenses incurred with respect to this Agreement and the transactions contemplated herein.

         Section 20. Termination.

                  20.1 General. This Agreement may be terminated and any or all of the transactions may be abandoned as follows:

         (a) at any time by either Buyer or Sellers for any reason prior to the deposit of the Escrow Funds pursuant to Section 5;

         (b) after the deposit of the Escrow Funds but prior to the Closing:

                  (i) By mutual written consent of the parties;

                  (ii) By either Buyer or Sellers, if Sellers (in the case of termination by Buyer) or Buyer (in the case of termination by Sellers) shall have breached in any material respect any of its covenants or obligations under this Agreement or any representation or warranty of Sellers (in the case of termination by Buyer) or of Buyer (in the case of termination by Seller) shall have been incorrect in any material respect when made or at any time prior to the Closing (unless such breach is capable of cure, and in such case the breaching party shall have cured such breach within 10 days after the receipt of written notice of such breach from the non-breaching party);

                  (iii) By Sellers if prior to Closing, Buyer's board of directors shall have withdrawn or modified or changed in a manner materially adverse to Sellers, its approval or recommendation of this Agreement or the transactions hereunder.

                  (iv) By Buyer if prior to the Closing, Sellers' boards of directors shall have (i) failed to approve, or withdrawn, or modified or changed in a manner materially adverse to Buyer, its approval or recommendation of this Agreement or the transactions or (ii) shall have approved a sale of the Purchase Assets to a party other than Buyer; and

                  (v) By Buyer, if prior to the Closing, Sellers have undertaken any action, or failed to take any action, that results in a material adverse effect on the Purchased Assets.

         (c) By either Buyer or Sellers, if the transaction has not been consummated by October 10, 2000, provided that the party seeking to exercise such right is not then in breach in any material respect of any of its obligations under this Agreement or whose actions or inaction are the cause for the failure of the Agreement to Close by October 10, 2000.

         The party desiring to terminate this Agreement pursuant to this Section 20 shall give prompt written notice of such termination to the other party.

                  20.2 Return of Escrow Funds. Notwithstanding any other provision of this Agreement, if this Agreement is terminated pursuant to Sections 20.1(b)(i), (b)(iv) or (b)(v), the Escrow Funds shall be returned to Buyer. If the Agreement is terminated pursuant to Section (b)(iii), the Escrow Funds shall be released to Sellers. If the Agreement is terminated pursuant to Sections 20.1(b)(ii) and the Sellers are the breaching party, the Escrow Funds shall be returned to Buyer. If the Agreement is terminated pursuant to Sections 20.1(b)(ii) and the Buyer is the breaching party, the Escrow Funds shall be released to Seller. If the Agreement is terminated by the Buyers pursuant to
Section 20.1(c), the Escrow Funds shall be returned to Buyer. If the Agreement is terminated by Sellers pursuant to Section 20.1(c), the Escrow Funds shall be released to Seller.

                  20.3 Effect of Termination. If this Agreement is terminated pursuant to Section 20.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto except to the extent that such termination results from a material breach by a party of any representation, warranty or covenant contained in this Agreement. Notwithstanding the foregoing, the provisions contained in Sections 13(f) and 18 shall survive the termination hereof.

         Section 21. Reliance by Buyer. Notwithstanding the right of Buyer to investigate the Business and Purchased Assets and financial condition of Sellers, and notwithstanding any knowledge determined or determinable by Buyer as a result of such investigation, Buyer has the


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


unqualified right to rely upon, and have relied upon, each of the representations and warranties made by Sellers in this Agreement or pursuant hereto.

         Section 22. Applicable Law and Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without reference to its choice of law rules.

         Section 23. Construction. The captions preceding the Articles and Sections in this Agreement have been inserted for convenience only and shall not be used to modify, expand or construe any of the provisions of this Agreement. This Agreement and the documents to be delivered pursuant hereto constitute the entire Agreement between the parties hereto with respect to the subject matter contained in them, and they supersede all prior and contemporaneous agreements, representations and understandings of the parties, express or implied, oral or written. This Agreement may not be amended or modified in any way except in a writing signed by each of the parties hereto.

         Section 24. Assignment. This Agreement shall not be assignable by either party.

         Section 25. Binding Effect. This Agreement shall be binding upon the heirs and successors of the respective parties hereto.

         Section 26. Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective heirs, successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third party any right of subrogation over or action against any party to this Agreement.

         Section 27. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be sent, via certified mail or overnight delivery (in which case delivery shall be deemed to have occurred two business days after deposit in mail or next business day if sent via overnight delivery, with business day defined as Monday through Friday except those days recognized as legal holidays by the State of Delaware.) Any such notices shall be given, if to Express-Med, Inc., to:

                           Express-Med, Inc.
                           6530 West Campus Oval
                           New Albany, Ohio  43054-8777
                           Attn:  Michael Newcomb
                           Telephone:  614-855-6320
                           Facsimile:  614-855-6055
                  with copies to:


                           Porter, Wright, Morris & Arthur, LLP
                           41 South High Street, Suite 2900
                           Columbus, Ohio  43215
                           Attn:  Kelly J. Fox, Esq.
                           Telephone:  614-227-2005
                           Facsimile:  614-227-2100


         if to Sellers, to:


                           c/o Transworld HealthCare, Inc.
                           11 Skyline Drive
                           Hawthorne, NY  10532
                           Attn:  Jack Wynne
                           Telephone:  914-345-8880
                           Facsimile:   914-345-8935


                           with copies to:


                           Baer Marks & Upham, LLP
                           205 Third Avenue
                           New York, New York  10022
                           Attn:  Jill Cobert-Alvarez, Esq.
                           Telephone:  212-702-5954
                           Facsimile:  212-812-3334

         Section 28. Publicity. Neither Sellers nor Buyer shall make or issue, or cause to be made or issued, any announcement or statement (whether written or oral) concerning this Agreement, the termination hereof or the transactions contemplated hereby for dissemination to the general public without the prior written approval of the other party. This provision shall not apply, however, to any announcement or statement required in the reasonable opinion of Buyer or Sellers to be made by law or the regulations of any federal or state governmental agency or any stock exchange, except that the party required to make such announcement or statement shall provide a draft copy thereof to other party, and consult with such other party concerning the timing and content thereof, before making or releasing the same.

         Section 29. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument. This Agreement shall not be deemed a binding Agreement between Buyer and any particular Seller until the same duly has been executed and delivered to the Buyer and such Seller.


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


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



SELLERS:                                     BUYER:



MK DIABETIC SUPPORT SERVICES, INC.           EXPRESS-MED. INC.
RESPIFLOW, INC.
TRANSWORLD OSTOMY, INC.





By: /s/ Sarah Eames                           By: /s/ Alan Rudy
   --------------------------------              -------------------------------
       Sarah Eames                                  Alan Rudy
Title: President and Director                Title: Chief Executive Officer


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